Exhibit 99.1
NEWS RELEASE

Cornerstone Building Brands Appoints Judith Reinsdorf to Board of Directors

CARY, NC, August 19, 2021 –– Cornerstone Building Brands, Inc. (NYSE: CNR), the largest manufacturer of exterior building products in North America, announced today that Judith Reinsdorf has been appointed as an independent member of its board of directors, effective August 19, 2021.
Ms. Reinsdorf has extensive experience in executive roles across multiple industries. She most recently served as Executive Vice President and General Counsel of Johnson Controls International, a global leader in building products and technology and integrated solutions, from September 2016 to November 2017, following its merger with Tyco International, where she served as Executive Vice President and General Counsel from March 2007 until September 2016.
“Judy is an accomplished executive who has led global teams and cross-functional projects in complex, multinational companies and diverse industries,” said Cornerstone Building Brands Chairman and CEO James S. Metcalf. “Her expertise in M&A, strategy, legal, compensation and human capital matters will complement our Board and serve Cornerstone Building Brands well as we focus on growing in large, deep markets to fuel growth and value creation.”
Ms. Reinsdorf will serve on the compensation committee and the affiliate transactions committee of the Cornerstone Building Brands board of directors. Judy previously served on the board of directors of Alexion Pharmaceuticals until the acquisition by AstraZeneca in 2021 and Dun & Bradstreet from 2013 until 2019 when it was taken private. She chaired the Nominating and Governance Committees at both companies.
About Cornerstone Building Brands
Cornerstone Building Brands is the largest manufacturer of exterior building products for residential and low-rise non-residential buildings in North America. Headquartered in Cary, N.C., we serve residential and commercial customers across the new construction and repair and remodel markets. Our market leading portfolio of products spans vinyl windows, vinyl siding, stone veneer, metal roofing, metal wall systems and metal accessories. Cornerstone Building Brands’ broad, multichannel distribution platform and expansive national footprint includes more than 20,000 employees at manufacturing, distribution and office locations throughout North America. Corporate stewardship and environmental, social and governance (ESG) responsibility are deeply embedded in our culture, and we are committed to contributing positively to the communities where we live, work and play. For more information, visit us at www.cornerstonebuildingbrands.com.

Contacts:
Tina Beskid – Investor Relations
Jennifer Minx – Media Relations
1-866-419-0042
info@investors.cornerstonebuildingbrands.com